Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130945

NNN APARTMENT REIT, INC.
SUPPLEMENT NO. 2 DATED NOVEMBER 16, 2006
TO THE PROSPECTUS DATED JULY 19, 2006

This document supplements, and should be read in conjunction with, our prospectus dated July 19, 2006, as supplemented by Supplement No. 1 dated September 19, 2006, relating to our offering of 105,000,000 shares of common stock. The purpose of this supplement is to disclose:

•	the status of our initial public offering;

•	information regarding our new credit agreements;

•	the recent acquisition of Walker Ranch Apartment Homes;

•	the declaration of distributions to our stockholders;

•	changes in the terminology for certain fees paid to our advisor and its affiliates and a correction to the disclosure regarding due diligence expense reimbursements;

•	a change in the amount of the marketing allowance payable to the dealer manager that may be reallowed to participating broker-dealers;

•	other changes to the Plan of Distribution section of our prospectus, including Dealer Manager and Participating Broker-Dealer Compensation and the price per share paid by our directors, officers and other affiliates;

•	the resignation of one of our directors;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed on November 9, 2006; and

•	our unaudited financial statements as of and for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006.

Status of Our Initial Public Offering

As of October 5, 2006, excluding shares granted to or purchased by our officers and directors and shares purchased by officers, managers and employees of our advisor and its affiliates, we had received and accepted subscriptions in our offering for 200,461 shares of common stock, or $2,004,000, thereby exceeding the minimum offering. Having raised the minimum offering, the offering proceeds were released by the escrow agent to us and are available for acquisition of properties and other purposes disclosed in the prospectus. As of November 15, 2006, we had received and accepted subscriptions in our offering for 994,849 shares of common stock, or $9,933,000, including shares sold to our officers and directors and officers, managers and employees of our advisor and its affiliates.

Entry into Credit Agreements

On October 31, 2006, we entered into a credit agreement with Wachovia Bank, National Association, or Wachovia, to obtain a secured revolving line of credit with a maximum borrowing amount of $75,000,000, which matures on October 31, 2009 and may be increased to $200,000,000 subject to the terms of the credit agreement. On October 31, 2006, we also entered into a mezzanine credit agreement with Wachovia to obtain a mezzanine secured revolving line of credit with a maximum borrowing amount of $15,000,000, which matures on October 31, 2009. The terms of the credit agreement and the mezzanine credit agreement are discussed in detail in Note 9, Subsequent Events — Line of Credit, to our accompanying consolidated financial statements included in this Supplement No. 2.

Acquisition of Walker Ranch Apartment Homes

On October 31, 2006, through our wholly-owned subsidiary, Apartment REIT Walker Ranch L.P., we purchased the Walker Ranch Apartment Homes property in San Antonio, Texas, from an unaffiliated third party for a purchase price of $30,750,000. The Walker Ranch property is a 325-unit class A apartment property which consists of 17 buildings. As of October 31, 2006, the property is approximately 98.2% leased.

We financed the purchase price with approximately $22,120,000 in borrowings under the line of credit with Wachovia discussed above and approximately $4,740,000 in borrowings under the mezzanine line of credit with Wachovia discussed above. The balance of the purchase price was provided for with funds raised through this offering. We incurred an acquisition fee to Triple Net Properties Realty, Inc., or Realty, of $923,000, or 3.0% of the purchase price.

Declaration of Distributions

On November 1, 2006, our board of directors declared a 6.0% per annum distribution to stockholders of record as of November 1, 2006, one business day following the close of the acquisition of the Walker Ranch property. We anticipate paying the first monthly distribution during the second week of December 2006.

Changes to Terminology for Certain Fees and
Correction of Disclosure Regarding Due Diligence Expense Reimbursement

Acquisition Fees

Pursuant to the terms of our advisory agreement, we agreed to pay a fee to Realty or our advisor for its services in connection with the due diligence, selection and acquisition of a property in an amount up to 3.0% of the purchase price of the property acquired or up to 4.0% of the total development cost of any development property acquired, as applicable. Throughout our prospectus, we referred to this fee as a “real estate commission.” However, we have determined that, to be consistent with our charter, this fee should be referred to as an “acquisition fee.” Therefore, all references in the prospectus to “real estate commissions” which are payable to Realty or our advisor during our acquisition stage shall be deemed to refer to “acquisition fees,” and all references to this fee in future filings shall also be to “acquisition fees.” We have not made any changes to the amount or nature of the acquisition fees.

Due Diligence Reimbursement

In the description of our marketing allowance and accountable due diligence expense reimbursement on page 65 of the prospectus, we incorrectly stated that up to 1.0% of gross offering proceeds will be paid to the dealer manager for reimbursement of accountable bona fide due diligence expenses. As previously disclosed on pages 7 and 61 of the prospectus, we will only reimburse the dealer manager up to 0.5% of gross offering proceeds for reimbursement of accountable bona fide due diligence expenses.

Change in the Amount of the Marketing Allowance that May Be Reallowed

We will pay NNN Capital Corp., our dealer manager, an amount equal to 2.5% of the gross proceeds from the primary offering in the form of a non-accountable marketing allowance. We previously disclosed in the “Estimated Use of Proceeds,” “Compensation Table” and “Plan of Distribution” sections of the prospectus that, of that amount, NNN Capital Corp. may reallow to broker-dealers participating in the offering up to 1.0% of the gross proceeds for marketing fees and expenses. NNN Capital Corp. has determined that it may reallow up to 1.5% of the gross proceeds to participating broker-dealers, as negotiated on a case-by-case basis. This change does not affect the price of the shares of our common stock sold in this offering or the net proceeds that we will receive.

Other Changes to Plan of Distribution

Dealer Manager and Participating Broker-Dealer Compensation

We previously disclosed in the “Plan of Distribution” section of the prospectus, in a table entitled “Dealer Manager and Participating Broker Dealer Compensation,” the amounts that we estimated we would pay to the dealer manager and participating broker-dealers in the primary offering. We have made adjustments to those estimates based on changes in our operations and the operations of our advisor and our dealer manager. Our revised estimates of the amounts we will pay our dealer manager and participating broker-dealers in the primary offering are set forth below in a revised table.

Dealer Manager and Participating Broker-Dealer Compensation

		Percentage of
	Amount	Primary Offering

Marketing allowance	$25,000,000	2.5%
Selling commissions	70,000,000	7.0
Salary allocations and transaction-based compensation of sales and marketing managers and their support personnel(1)(2)	2,042,976	.2
Expense reimbursements for educational conferences and training seminars(1)(3)	1,702,920	.2
Reimbursement of due diligence expenses(1)(4)	5,000,000	.5
Legal fees allocable to dealer manager(1)	50,000	*

Total	$103,795,896	10.4%

*	Less than .1%.
(1)	Amounts shown are estimates.
(2)	These costs are borne by Triple Net Properties, LLC, our sponsor, and are not reimbursed by us.
(3)	Subject to the cap on organization and offering expenses described below, we will reimburse NNN Capital Corp. or its affiliates for these expenses. In some cases, these payments will serve to reimburse NNN Capital Corp. for amounts it has paid to participating broker-dealers for the items noted. These amounts consist primarily of reimbursements for travel, meals, lodging and attendance fees incurred by broker-dealer personnel, financial advisors and wholesalers and other NASD-registered personnel associated with NNN Capital Corp. attending educational conferences and training seminars.
(4)	We may reimburse our dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses up to a maximum of 0.5% of our gross offering proceeds.

Shares Purchased by Our Directors, Officers and Other Affiliates

As we disclosed in our prospectus, our directors and officers, as well as officers, managers and employees of our advisor and its affiliates, may purchase shares in our offering at a discount. We previously stated that the purchase price for these shares would be $9.00 per share reflecting the fact that selling commissions in the amount of $0.70 per share, marketing allowance in the amount of $0.25 per share, and accountable due diligence expense reimbursements in the amount of $0.05 per share will not be paid in connection with these sales. We have subsequently determined that the purchase price for these shares should be $9.05 per share, reflecting that selling commissions in the amount of $0.70 per share and the marketing allowance in the amount of $0.25 per share will not be paid in connection with these sales. Since the due diligence expense reimbursement in the amount of up to $0.05 per share is only paid if accountable expenses are incurred, we are not reducing the per share purchase price by that amount. The net proceeds to us from these sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares in our primary offering. Our advisor and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution. There is no limitation on the number of shares that may be purchased by these parties. None of the shares sold to these parties were counted in determining whether we had raised the minimum offering.

Director Resignation

Effective November 16, 2006, D. Fleet Wallace resigned from our board of directors. There was no disagreement or dispute between Mr. Wallace and us which led to his resignation.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The use of the words “we,” “us” or “our” refers to NNN Apartment REIT, Inc. and our subsidiary, NNN Apartment REIT Holdings, L.P., except where the context otherwise requires.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes appearing elsewhere in this Supplement No. 2 as well as our consolidated financial statements and the notes included in our prospectus. Such consolidated financial statements and information have been prepared to reflect our financial position as of September 30, 2006, together with our results of operations for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006 and cash flows for the period from January 10, 2006 (Date of Inception) through September 30, 2006.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Our statements contained in this Supplement No. 2 that are not historical facts are forward-looking statements. Actual results may differ materially from those included in the forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically; legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America, or GAAP, policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; our ongoing relationship with Triple Net Properties, LLC, or our Sponsor; and litigation, including without limitation, the investigation of our Sponsor by the Securities and Exchange Commission, or the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.

Overview

We were incorporated on December 21, 2005 under the laws of the State of Maryland and intend to purchase and hold a diverse portfolio of apartment communities with strong and stable cash flow and growth potential in select U.S. metropolitan areas. We may also invest in real estate related securities. If we meet the qualification requirements, we intend to elect to be treated as a REIT for federal income tax purposes for our taxable year ending December 31, 2006.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 100,000,000 shares of our common stock, aggregating up to $1,000,000,000, or the maximum offering, for $10.00 per share and 5,000,000 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share. Shares purchased by our executive officers and directors, by NNN Capital Corp., or our Dealer Manager, by NNN Apartment REIT Advisor, LLC, or our Advisor, or by its affiliates did not count toward the minimum offering. On October 5, 2006, we raised the minimum offering and the funds held in escrow were released to us. See Note 9, Subsequent Events — Status of Offering, to our accompanying consolidated financial statements for a further discussion.

We anticipate that we will conduct substantially all of our operations through NNN Apartment REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our Advisor. Triple Net Properties, LLC, or

Triple Net Properties, our Sponsor, is the parent and managing member of our Advisor. The Advisory Agreement has a one year term that expires in July 2007 and is subject to successive one-year renewals upon the mutual consent of the parties. Our Advisor supervises and manages our day-to-day operations and will select the properties and securities we acquire, subject to oversight by our board of directors. Our Advisor will also provide marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, to provide various services to us and our future properties.

As of September 30, 2006, we had neither purchased nor contracted to purchase any investments. On October 31, 2006, we purchased the Walker Ranch Apartment Homes, or the Walker Ranch property, located in San Antonio, Texas, from an unaffiliated third party for a purchase price of $30,750,000. See Note 9, Subsequent Events — Property Acquisition, to our accompanying consolidated financial statements for a further discussion of the acquisition.

Results of Operations

As of September 30, 2006, we had not raised the minimum offering. As of September 30, 2006, we had funds held in escrow of $1,379,000 in subscriptions for 138,384 shares of common stock. On October 5, 2006, we received and accepted subscriptions for 204,107 shares of common stock, or $2,037,000, thereby exceeding the minimum offering and the funds held in escrow were released to us. As of November 8, 2006, we received and accepted subscriptions in our Offering for 799,495 shares of common stock, or $7,980,000.

As of September 30, 2006, we had not acquired any real estate properties or real estate related investments. On October 31, 2006, we purchased the Walker Ranch property. We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties other than those listed in the prospectus.

If we fail to raise significant proceeds above our minimum offering, we may not have enough proceeds to invest in a diversified real estate portfolio. Our real estate portfolio would be concentrated in a small number of properties, resulting in increased exposure to local and regional economic downturns and the poor performance of one or more of our properties and, therefore, expose our stockholders to increased risk. In addition, many of our expenses are fixed regardless of the size of our real estate portfolio. Therefore, depending on the amount of offering proceeds we raise, we would expend a larger portion of our income on operating expenses. This would reduce our profitability and, in turn, the amount of net income available for distribution to our stockholders.

For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we had a net loss of approximately $71,000, or $3.10 per share, and approximately $71,000, or $3.16 per share, respectively, due to general and administrative expenses related to directors’ and officers’ liability insurance of $38,000, directors’ fees of $23,000, and restricted stock compensation of $10,000. We expect general and administrative expenses to increase in the future based on a full year of operations as well as increased activity as we make real estate investments. Our results of operations are not indicative of those expected in future periods.

Our organizational, offering and related expenses are initially being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee) to be paid by us in connection with our Offering. As of September 30, 2006 and January 10, 2006, our Advisor or Triple Net Properties have incurred $1,603,000 and $226,000, respectively. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursement and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. We had no obligation to reimburse our Advisor, our Dealer Manager or their affiliates for any organizational, offering and related expenses unless we raised the minimum offering. As such, these expenses are not recorded in our accompanying consolidated financial statements since we had not raised the minimum offering as of September 30,

2006. On October 5, 2006, we raised the minimum offering and the funds held in escrow were released to us. See Note 4, Related Party Transactions — Offering Stage, to our accompanying consolidated financial statements for a further discussion of expenses during our offering stage.

Critical Accounting Policies

We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to revenue recognition, allowance for uncollectible accounts, capitalization of expenditures, depreciation of assets, impairment of real estate, properties held for sale, purchase price allocation, and qualification as a REIT. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Revenue Recognition and Allowance for Uncollectible Accounts

We will lease multifamily residential apartments under operating leases primarily with terms of one year or less. Rent and other property income is recorded when due from residents and is recognized monthly as it is earned. Other property income will consist primarily of utility rebillings, other expense reimbursements, and administrative, application and other fees charged to residents.

Receivables will be carried net of the allowances for uncollectible receivables. An allowance will be maintained for estimated losses resulting from the inability of certain residents to meet their contractual obligations under their lease agreements. We will determine the adequacy of this allowance by continually evaluating individual residents’ receivables considering the tenant’s financial condition and security deposits and current economic conditions.

Capitalization of Expenditures and Depreciation of Assets

The cost of operating properties will include the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties will be capitalized; the cost of maintenance and repairs will be charged to expense as incurred. The cost of building and improvements will be depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 15 to 39 years. Furniture, fixtures and equipment will be depreciated over five years. All replacements inside the units will be depreciated over five years. When depreciable property will be retired or disposed of, the related costs and accumulated depreciation will be removed from the accounts and any gain or loss reflected in operations.

Impairment

Our properties will be carried at the lower of historical cost less accumulated depreciation or fair value. We will assess the impairment of a real estate asset when events or changes in circumstances indicate that the net book value may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include the following:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the manner in which the asset is used.

In the event that the carrying amount of a property exceeds the sum of the undiscounted cash flows (excluding interest) that would be expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the property. The estimation of expected future net cash flows will be inherently uncertain and will rely on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It will require us to make assumptions related to future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels, and the estimated proceeds generated from the future sale of the property.

Properties Held for Sale

We will account for our properties held for sale in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, or SFAS No. 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations.

In accordance with SFAS No. 144, at such time as a property is held for sale, such property will be carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We will classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.

Purchase Price Allocation

In accordance with SFAS No. 141, Business Combinations, we, with assistance from independent valuation specialists, will allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) will be based upon our determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Allocations will be made at the fair market value for furniture, fixtures and equipment on premises. Factors considered by us will include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases.

The value allocable to the above or below market component of the acquired in-place leases will be determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases will be included in the intangible assets and below market lease values will be included in intangible liabilities in our consolidated financial statements and will be amortized to rental income over the weighted average remaining term of the acquired leases with each property.

The total amount of other intangible assets acquired will be further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values will include the nature and extent of the credit quality and expectations of lease renewals, among other factors.

These allocations will be subject to change based on continuing valuation analysis, or other evidence, until the allocations are finalized or the stipulated time of one year from the date of acquisition.

REIT Requirements

For our taxable year ending December 31, 2006, we intend to elect to be taxed as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, and, upon the election being made, we will be taxed as such beginning with our taxable year ending December 31, 2006. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our REIT taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates starting with that year and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service were to grant us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and will operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. We will adopt FIN No. 48 on January 1, 2007. We are evaluating FIN No. 48 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are evaluating SFAS No. 157 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Current Year Misstatements, or SAB No. 108, to address diversity in practice regarding consideration of the effects of prior year errors when quantifying misstatements in current year financial statements. The SEC staff concluded that registrants should quantify financial statement errors using both a balance sheet approach and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 states that if correcting an error in the current year materially affects the current year’s income statement, the prior period financial statements must be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We will adopt SAB No. 108 on January 1, 2007. We do not expect that the adoption of SAB No. 108 will have a material impact on our consolidated financial statements.

Liquidity and Capital Resources

We are dependent upon the net proceeds to be received from our Offering to conduct our proposed activities. The capital required to purchase real estate and real estate related securities will be obtained from our Offering and from any indebtedness that we may incur. We have been initially capitalized with $200,007 from the sale of 22,223 shares of our common stock to our Advisor and our Advisor has invested $1,000 in our Operating Partnership for a total of $201,007 in cash as of September 30, 2006.

As such, cash flows from financing activities for the period from January 10, 2006 (Date of Inception) through September 30, 2006, were $201,007. We had no cash flows from operating or investing activities for the period from January 10, 2006 (Date of Inception) through September 30, 2006.

As of September 30, 2006, we had accrued liabilities in the amount of approximately $23,000 for directors’ fees and approximately $196,000 due to Triple Net Properties for insurance. Our sources of funds will primarily be the net proceeds of our Offering, operating cash flows and borrowings.

On October 31, 2006, we entered into a secured revolving line of credit with a maximum amount of $75,000,000 through Wachovia Bank, National Association, or Wachovia, and a secured revolving mezzanine line of credit with a maximum amount of $15,000,000 with Wachovia to acquire our properties. See Note 9, Subsequent Events — Line of Credit, to our accompanying consolidated financial statements for a further discussion.

We anticipate that aggregate borrowings, both secured and unsecured, will not exceed 60.0% of all of our properties’ combined fair market values, as determined at the end of each calendar year beginning with our first full year of operations. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment.

Our principal demands for funds will be for acquisitions of real estate and real estate related securities, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. In addition, we will require resources to make certain payments to our Advisor and our Dealer Manager, which during our Offering include payments to our Advisor and its affiliates for reimbursement of certain organizational and offering expenses and to our Dealer Manager and its affiliates for selling commissions, non-accountable marketing support fees and due diligence expense reimbursements.

Generally, cash needs for items other than acquisitions of real estate and real estate related securities will be met from operations, borrowing, and the net proceeds of our Offering, including the proceeds raised through our DRIP. However, there may be a delay between the sale of our shares and our investments in properties and real estate related securities, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

Our Advisor will evaluate potential additional investments and will engage in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest the proceeds of our Offering in properties and real estate related securities, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds in properties and real estate related securities. The number of properties we may acquire and other investments we will make will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment.

When we acquire a property, our Advisor will prepare a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan will also set forth the anticipated sources of the necessary capital, which may include a line of credit or other loan established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the gross proceeds of our Offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Distributions

We have not paid any distributions as of November 8, 2006. The amount of the distributions to our stockholders will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code.

On November 1, 2006, our board of directors declared a 6.0% per annum distribution to stockholders of record as of November 1, 2006, which we anticipate paying during the second week of December 2006.

Off-Balance Sheet Arrangements

We have no off-balance sheet transactions, arrangements or obligations, including contingent obligations.

Commitments and Contingencies

Our organizational, offering and related expenses are initially being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee) to be paid by us in connection with our Offering. As of September 30, 2006 and January 10, 2006, our Advisor or Triple Net Properties have incurred $1,603,000 and $226,000, respectively. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursement and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. We have no obligation to reimburse our Advisor, our Dealer Manager or their affiliates for any organizational, offering and related expenses unless we raise the minimum offering. As such, these expenses are not recorded in our accompanying consolidated financial statements since we had not raised the minimum offering as of September 30, 2006. On October 5, 2006, we raised the minimum offering and the funds held in escrow were released to us.

Inflation

Substantially all of our apartment leases will be for a term of one year or less. In an inflationary environment, this may allow us to realize increased rents upon renewal of existing leases or the beginning of new leases. Short-term leases generally will minimize our risk from the adverse effects of inflation, although these leases generally permit residents to leave at the end of the lease term and therefore will expose us to the effect of a decline in market rents. In a deflationary rent environment, we may be exposed to declining rents more quickly under these shorter term leases.

Subsequent Events

Status of Offering

As of October 5, 2006, we received and accepted subscriptions for 204,107 shares of common stock, or $2,037,000, thereby exceeding the minimum offering. Having raised the minimum offering, the offering proceeds were released by the escrow agent to us and are available for acquisition of properties and other purposes disclosed in our Registration Statement on Form S-11 (File No. 333-130945, effective July 19, 2006) filed with the SEC, or our Prospectus. As of November 8, 2006, we received and accepted subscriptions in our Offering for 799,495 shares of common stock, or $7,980,000.

Line of Credit

On October 31, 2006, we entered into a credit agreement, or the Credit Agreement, with Wachovia to obtain a secured revolving line of credit with a maximum borrowing amount of $75,000,000 which matures on October 31, 2009 and may be increased to $200,000,000 subject to the terms of the Credit Agreement, or the line of credit. Advances under the line of credit: (1) are made for the purchase of properties and collateralized by the related property; (2) bear initial interest at our choice of (a) a base rate loan, at the greater of Prime Rate plus 0.50% per annum or the Federal Funds Rate plus 1.00% per annum, or (b) a LIBOR loan at LIBOR plus 1.50% per annum; and (3) require interest only payments on a monthly basis. To the extent that a portion of the line of credit commitment is not used, the Credit Agreement provides for a nonuse fee equal to 0.25% of the unused portion if less than 50.0% of the line of credit commitment is used or 0.125% of the unused portion if 50.0% or greater of the line of credit commitment is used. The line of credit has an initial term of three years with the option to extend for one year in exchange for the payment of an extension fee equal to 0.20% of the total commitment amount under the line of credit. Properties financed by borrowings under this line of credit are required to meet certain minimum loan to value, fixed charge coverage, debt service coverage and other customary requirements on a combined basis. On and after May 31, 2007, the line of credit must be secured by no less than three properties with an aggregate value of $75,000,000.

On October 31, 2006, we entered into a credit agreement, or the Mezzanine Credit Agreement, with Wachovia to obtain a mezzanine secured revolving line of credit with a maximum borrowing amount of $15,000,000 which matures on October 31, 2009, or the mezzanine line of credit. Advances under the mezzanine line of credit: (1) are made for the purchase of properties and collateralized by the related property; (2) bear interest at our choice of (a) a base rate loan, at the greater of Prime Rate plus 5.00% per annum for the first 120 days, increasing to 9.00% per annum thereafter or the Federal Funds Rate plus 5.50% per annum for the first 120 days, increasing to 9.50% per annum thereafter, or (b) a LIBOR loan at the LIBOR plus 6.00% per annum for the first 120 days, increasing to 10.00% per annum thereafter; and (3) require interest only payments on a monthly basis. To the extent that a portion of the mezzanine line of credit commitment is not used, the Mezzanine Credit Agreement provides for a nonuse fee equal to 0.75% of the unused portion if less than 50.0% of the mezzanine line of credit commitment is used or 0.50% of the unused portion if 50.0% or greater of the mezzanine line of credit commitment is used. The mezzanine line of credit has a term of three years. Properties financed by borrowings under this mezzanine line of credit are required to meet certain minimum loan to value, fixed charge coverage, debt service coverage and other customary requirements on a combined basis. At maturity or upon prepayment of each mezzanine note, we must pay an exit fee of 1.75% of each mezzanine note outstanding. Each mezzanine note is prepayable for the first 120 days after the closing of the mezzanine note, and is not prepayable after the first 120 days until the maturity date of the mezzanine note. To the extent a mezzanine note is prepayable, the proceeds of our Offering must be used to pay down outstanding amounts under the mezzanine note.

On October 31, 2006, we obtained a waiver of certain covenants contained in the Credit Agreement and Mezzanine Credit Agreement from Wachovia. The covenants were related to our non-compliance with certain debt to total asset value ratios, fixed charge coverage ratios and the implied debt service coverage ratios, or collectively the financial covenants, arising from our limited operations as of October 31, 2006. Wachovia waived compliance with the financial covenants through the period ending December 31, 2006.

Property Acquisition

On October 31, 2006, through our wholly-owned subsidiary, Apartment REIT Walker Ranch L.P., we purchased the Walker Ranch property in San Antonio, Texas, from an unaffiliated third party for a purchase price of $30,750,000. The Walker Ranch property is a 325-unit class A apartment property which consists of seventeen-buildings. As of October 31, 2006, the property is approximately 98.2% leased. We financed the purchase price with approximately $22,120,000 in borrowings under the line of credit and approximately

$4,740,000 in borrowings under the mezzanine line of credit with Wachovia. The balance of the purchase price was provided for with funds raised through our Offering. We incurred an acquisition fee to Realty of $923,000, or 3.0% of the purchase price.

Distribution

On November 1, 2006, our board of directors declared a 6.0% per annum distribution to stockholders of record as of November 1, 2006, one business day following the close of the acquisition of the Walker Ranch property. We anticipate paying the distribution during the second week of December 2006.

Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Funds from operations is not equivalent to our net operating income or loss as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds From Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

Although we acquired the Walker Ranch property on October 31, 2006, as of September 30, 2006, we had not acquired any real estate properties or real estate related investments. We are disclosing FFO and intend to disclose FFO in future filings because we consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

The following is the calculation of FFO for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006:

Period from
January 10, 2006
	Three Months	(Date of Inception)
	Ended	through
	September 30, 2006	September 30, 2006

Net loss	$(70,814)	$(70,814)
Add:
Depreciation and amortization — consolidated properties	—	—
Depreciation and amortization — unconsolidated properties	—	—
Less:
Gain on sale of joint venture (net of related income tax)	—	—

FFO	$(70,814)	$(70,814)

Weighted average common shares outstanding — basic and diluted	22,866	22,437

Gain on the sale of investments included in net loss and FFO	$—	$—

INDEX OF FINANCIAL STATEMENTS

NNN APARTMENT REIT, INC. — September 30, 2006

Page

Consolidated Balance Sheets as of September 30, 2006 (Unaudited) and January 10, 2006 (Date of Inception (Unaudited)	F-2
Consolidated Statements of Operations for the Three Months Ended September 30, 2006 (Unaudited) and for the Period from January 10, 2006 (Date of Inception) through September 30, 2006 (Unaudited)	F-3
Consolidated Statements of Stockholders’ Equity for the Period from January 10, 2006 (Date of Inception) through September 30, 2006 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Period from January 10, 2006 (Date of Inception) through September 30, 2006 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6

NNN APARTMENT REIT, INC.

CONSOLIDATED BALANCE SHEETS
As of September 30, 2006 (Unaudited) and January 10, 2006 (Date of Inception)

	September 30,	January 10,
	2006	2006
	(Unaudited)

ASSETS
Cash	$201,007	$201,007
Prepaid insurance	157,791	—

Total assets	$358,798	$201,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued liabilities	$23,167	$—
Due to affiliates	195,878	—

Total liabilities	219,045	—

Commitments and contingencies (Note 3)
Minority interest of limited partnership in Operating Partnership	1,000	1,000
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 26,223 and 22,223 shares issued and outstanding as of September 30, 2006 and January 10, 2006, respectively	262	222
Additional paid-in capital	209,305	199,785
Accumulated deficit	(70,814)	—

Total stockholders’ equity	138,753	200,007

Total liabilities and stockholders’ equity	$358,798	$201,007

The accompanying notes are an integral part of these consolidated financial statements.

NNN APARTMENT REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2006 (Unaudited) and for the Period from
January 10, 2006 (Date of Inception) through September 30, 2006

		Period from
		January 10, 2006
	Three Months	(Date of Inception)
	Ended	through
	September 30, 2006	September 30, 2006
	(Unaudited)

Expenses:
General and administrative	$(70,814)	$(70,814)

Net loss	$(70,814)	$(70,814)

Net loss per share — basic and diluted	$(3.10)	$(3.16)

Weighted average number of common shares outstanding — basic and diluted	22,866	22,437

The accompanying notes are an integral part of these consolidated financial statements.

NNN APARTMENT REIT, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from January 10, 2006 (Date of Inception) through September 30, 2006

	Common Stock		Additional			Total
	Number of		Paid-In	Preferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Stock	Deficit	Equity
			(Unaudited)

BALANCE — January 10, 2006	—	$—	$—	$—	$—	$—
Issuance of common stock	22,223	222	199,785	—	—	200,007
Issuance of vested and nonvested common stock	4,000	40	7,960	—	—	8,000
Amortization of nonvested common stock compensation	—	—	1,560	—	—	1,560
Net loss	—	—	—	—	(70,814)	(70,814)

BALANCE — September 30, 2006	26,223	$262	$209,305	$—	$(70,814)	$138,753

The accompanying notes are an integral part of these consolidated financial statements.

NNN APARTMENT REIT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from January 10, 2006 (Date of Inception) through September 30, 2006

(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(70,814)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation	9,560
Changes in operating assets and liabilities:
Prepaid insurance	(157,791)
Accrued liabilities	23,167
Due to affiliates	195,878

Net cash provided by operating activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	200,007
Minority interest contributions to Operating Partnership	1,000

Net cash provided by financing activities	201,007

NET CHANGE IN CASH	201,007
CASH — Beginning of period	—

CASH — End of period	$201,007

The accompanying notes are an integral part of these consolidated financial statements.

NNN APARTMENT REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Organization and Description of Business

NNN Apartment REIT, Inc., a Maryland corporation, was incorporated on December 21, 2005 and intends to purchase and hold a diverse portfolio of apartment communities with strong and stable cash flow and growth potential in select U.S. metropolitan areas. The use of the words “we,” “us” or “our” refers to NNN Apartment REIT, Inc. and our subsidiary, NNN Apartment REIT Holdings, L.P., except where the context otherwise requires. We may also invest in real estate related securities. If we meet the qualification requirements, we intend to elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes for our taxable year ending December 31, 2006.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 100,000,000 shares of our common stock, aggregating up to $1,000,000,000, or the maximum offering, for $10.00 per share and 5,000,000 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share. Shares purchased by our executive officers and directors, by NNN Capital Corp., or our Dealer Manager, by NNN Apartment REIT Advisor, LLC, or our Advisor, or by its affiliates will not count toward the minimum offering. On October 5, 2006, we raised the minimum offering and the funds held in escrow were released to us. See Note 9, Subsequent Events — Status of Offering for a further discussion.

We anticipate that we will conduct substantially all of our operations through NNN Apartment REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our Advisor. Triple Net Properties, LLC, or Triple Net Properties, our Sponsor, is the parent and managing member of our Advisor. The Advisory Agreement has a one year term that expires in July 2007 and is subject to successive one-year renewals upon the mutual consent of the parties. Our Advisor supervises and manages our day-to-day operations and will select the properties and securities we acquire, subject to oversight by our board of directors. Our Advisor will also provide marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, to provide various services to us and our future properties.

As of September 30, 2006, we neither purchased nor contracted to purchase any investments. On October 31, 2006, we purchased the Walker Ranch Apartment Homes, or the Walker Ranch property, located in San Antonio, Texas, from an unaffiliated third party for a purchase price of $30,750,000. See Note 9, Subsequent Events — Property Acquisition for a further discussion of the acquisition.

2.	Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our unaudited consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying unaudited consolidated financial statements.

Basis of Presentation

Our unaudited consolidated financial statements include our accounts and those of our Operating Partnership. We intend to operate in an umbrella partnership REIT structure in which our Operating Partnership, or wholly-owned subsidiaries of our Operating Partnership, will own substantially all of the

NNN APARTMENT REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

properties acquired on our behalf. We are the sole general partner of our Operating Partnership and as of September 30, 2006 and January 10, 2006, we owned a 99.99% general partnership interest therein. Our Advisor is also entitled to certain special limited partnership rights under the partnership agreement for our Operating Partnership. As of September 30, 2006 and January 10, 2006, our Advisor owned a 0.01% limited partnership interest therein, and is a special limited partner in our Operating Partnership. As of September 30, 2006, our Operating Partnership has no real estate operations and no assets other than the partners’ initial capital contributions. Because we are the sole general partner of our Operating Partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our Operating Partnership), the accounts of our Operating Partnership are consolidated in our consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of our unaudited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Interim Financial Data

Our accompanying interim unaudited consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying interim unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying unaudited consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable. Our accompanying unaudited consolidated financial statements should be read in conjunction with our Registration Statement on Form S-11 (File No. 333-130945, effective July 19, 2006) filed with the SEC, or our Prospectus.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash. We have cash in financial institutions that is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. As of September 30, 2006 and January 10, 2006, we had cash accounts in excess of FDIC insured limits. We believe this risk is not significant.

Restricted Cash Held in Escrow

Restricted funds held in escrow of $1,379,000 as of September 30, 2006, are not included in current assets and consist of funds received in connection with subscription agreements to purchase shares of our common stock in connection with our Offering. We were required to raise the minimum offering on or before July 19, 2007 (one year following the commencement of our Offering), or, the funds raised, including interest, would have been returned to the subscribers. Therefore, the funds were held in an escrow account and were not released to or available to us until the minimum offering was raised.

On October 5, 2006, we raised the minimum offering and the funds held in escrow were released to us.

NNN APARTMENT REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Organizational, Offering and Related Expenses

Our organizational, offering and related expenses are initially being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee) to be paid by us in connection with our Offering. As of September 30, 2006 and January 10, 2006, our Advisor or Triple Net Properties have incurred $1,603,000 and $226,000, respectively. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursement and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. We have no obligation to reimburse our Advisor, our Dealer Manager or their affiliates for any organizational, offering and related expenses unless we raise the minimum offering. As such, these expenses are not recorded in our accompanying consolidated financial statements since we had not raised the minimum offering as of September 30, 2006. On October 5, 2006, we raised the minimum offering and the funds held in escrow were released to us. See Note 4, Related Party Transactions — Offering Stage for a further discussion of expenses during our offering stage.

Stock Compensation

We follow Statement of Financial Accounting Standards, or SFAS, No.  123(R), Share-Based Payment, to account for our stock compensation pursuant to our 2006 Incentive Award Plan. See Note 6, Stockholders’ Equity — 2006 Incentive Award Plan for a further discussion of grants under the 2006 Incentive Award Plan.

Income Taxes

We intend to make an election to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, and we intend to be taxed as such beginning with our taxable year ending December 31, 2006. We have not yet qualified as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.

Per Share Data

We report earnings (loss) per share pursuant to SFAS No. 128, Earnings Per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share are computed based on the weighted average number of shares of common stock and all potentially dilutive securities, if any. Restricted shares of common stock give rise to potentially dilutive shares of common stock.

For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we recorded a net loss. As such, as of September 30, 2006, the incremental shares of 3,200 from restricted shares of common stock were excluded from the computation of diluted loss per share because they were anti-dilutive in those periods.

Segment Disclosure

We internally evaluate operations as one segment and therefore do not report segment information.

NNN APARTMENT REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. We will adopt FIN No. 48 on January 1, 2007. We are evaluating FIN No. 48 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are evaluating SFAS No. 157 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Current Year Misstatements, or SAB No. 108, to address diversity in practice regarding consideration of the effects of prior year errors when quantifying misstatements in current year financial statements. The SEC staff concluded that registrants should quantify financial statement errors using both a balance sheet approach and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 states that if correcting an error in the current year materially affects the current year’s income statement, the prior period financial statements must be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We will adopt SAB No. 108 on January 1, 2007. We do not expect that the adoption of SAB No. 108 will have a material impact on our consolidated financial statements.

3.	Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

4.	Related Party Transactions

Some of our executive officers and non-independent directors are also executive officers and/or holders of a direct or indirect interest in our Advisor, Triple Net Properties, Realty, our Dealer Manager, or other affiliated entities. Upon the effectiveness of our Offering, we entered into the Advisory Agreement and a dealer manager agreement, or the Dealer Manager Agreement, with our Dealer Manager. These agreements entitle our Advisor, our Dealer Manager and their affiliates to specified compensation for certain services with regard to our Offering and the investment of funds in real estate assets, among other services, as well as reimbursement of organizational and offering expenses incurred.

NNN APARTMENT REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Offering Stage

Selling Commissions

Our Dealer Manager will receive selling commissions up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our Offering. Our Dealer Manager may re-allow all or a portion of these fees up to 7.0% to participating broker-dealers. Our Dealer Manager did not receive selling commissions for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006. Selling commissions are not recorded in our accompanying unaudited consolidated financial statements because such commissions were not our liability since we had not raised the minimum offering as of September 30, 2006. When recorded by us, such commissions will be deferred and charged to stockholders’ equity as such amounts are reimbursed to our Dealer Manager from the gross proceeds of our Offering.

Marketing Support Fee and Due Diligence Expense Reimbursement

Our Dealer Manager may receive non-accountable marketing support fees and due diligence expense reimbursements up to 2.5% of the gross offering proceeds from the sale of shares of our common stock in our Offering. Our Dealer Manager may re-allow up to 1.0% of these fees to participating broker-dealers. In addition, we may reimburse our Dealer Manager or its affiliates an additional accountable 0.5% of gross offering proceeds from the sale of shares of our common stock in our Offering, reimbursements for bona fide due diligence expenses. Our Dealer Manager or its affiliates may re-allow up to 0.5% of these fees to participating broker-dealers. Our Dealer Manager or its affiliates did not receive marketing support fees or due diligence expense reimbursements for the three months ended September 30, 2006 or the period from January 10, 2006 (Date of Inception) through September 30, 2006. Marketing support fees and due diligence expense reimbursements are not recorded in our accompanying consolidated financial statements because such fees and reimbursements were not our liability since we had not raised the minimum offering as of September 30, 2006. When recorded by us, such fees and reimbursements will be deferred and charged to stockholders’ equity as such amounts are reimbursed to our Dealer Manager or its affiliates from the gross proceeds of our Offering.

Other Organizational and Offering Expenses

Our organizational and offering expenses are paid by our Advisor or Triple Net Properties on our behalf. Our Advisor or Triple Net Properties may be reimbursed for actual expenses incurred for up to 1.5% of the gross offering proceeds for the shares sold under our Offering. No reimbursements were made to our Advisor or Triple Net Properties for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006 for other organizational and offering expenses. Other organizational and offering expenses are not recorded in our accompanying consolidated financial statements because such expenses were not our liability since we had not raised the minimum offering as of September 30, 2006. When recorded by us, other organizational expenses will be expensed as incurred, and offering expenses will be deferred and charged to stockholders’ equity as such amounts are reimbursed to our Advisor or Triple Net Properties from the gross proceeds of our Offering.

Acquisition and Development Stage

Acquisition Fees

Our Advisor or Realty will receive, as compensation for services rendered in connection with the investigation, selection and acquisition of properties, an acquisition fee (previously referred to as real estate commissions payable to our Advisor and Realty during our acquisition and development stage in our Prospectus) up to 3.0% of the contract purchase price for each property acquired or up to 4.0% of the total

NNN APARTMENT REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

development cost of any development property acquired, as applicable. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Reimbursement of Acquisition Expenses

Our Advisor or its affiliates will be reimbursed for acquisition expenses related to selecting, evaluating, acquiring and investing in properties, which will not exceed 0.5% of the purchase price of the properties. The reimbursement of acquisition expenses, acquisition fees, and real estate commissions paid to unaffiliated parties, will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested independent directors. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such expenses.

Operational Stage

Asset Management Fee

Our Advisor will be paid a monthly fee for services rendered in connection with the management of our assets in an amount equal to one-twelfth of 1.0% of the average invested assets calculated as of the close of business on the last day of each month, subject to our stockholders receiving annualized distributions in an amount equal to at least 5.0% per annum on average invested capital. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such a fee.

Property Management Fees

Our Advisor or Realty will be paid a property management fee equal to 4.0% of the monthly gross income from any properties either manages. This fee will be paid monthly. Our Advisor and Realty anticipate that they will subcontract property management services to third parties and will be responsible for paying all fees due such third party contractors. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Operating Expenses

Our Advisor or Triple Net Properties will be reimbursed for expenses incurred in rendering its services, subject to certain limitations. Fees and costs reimbursed to our Advisor or Triple Net Properties cannot exceed the greater of: (1) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (2) 25.0% of our net income, as defined in the Advisory Agreement. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, our Advisor and Triple Net Properties incurred $196,000 on our behalf. As of September 30, 2006, we had not reimbursed our Advisor or Triple Net Properties for such expenses.

Compensation for Additional Services

Our Advisor or its affiliates will be paid for services performed for us other than those required to be rendered by our Advisor or its affiliates, under the Advisory Agreement. The rate of compensation for these services must be approved by a majority of our board of directors, and cannot exceed an amount that would be paid to unaffiliated third parties for similar services. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liquidity Stage

Disposition Fees

Our Advisor or Realty will be paid, for a substantial amount of services relating to a sale of one or more properties, a disposition fee up to the lesser of 1.75% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale and will not exceed market norms. The amount of disposition fees paid, including the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive disposition fee or an amount equal to 6.0% of the contract sales price. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Incentive Distribution Upon Sales

Upon liquidation our Advisor will be paid an incentive distribution equal to 15.0% of net sales proceeds from any disposition of property after subtracting (a) the amount of capital we invested in our Operating Partnership; (b) an amount equal to an 8.0% annual cumulative, non-compounded return on such invested capital; and (c) any shortfall with respect to the overall 8.0% annual cumulative, non-compounded return on the capital invested in our Operating Partnership. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such distributions.

Incentive Distribution Upon Listing

Upon the listing of our shares of common stock on a national securities exchange, our Advisor will be paid an incentive distribution equal to 15.0% of the amount, if any, by which the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds the sum of the amount of capital we invested in our Operating Partnership plus an 8.0% annual cumulative, non-compounded return on such invested capital. Actual amounts to be received depend upon the market value of our outstanding stock at the time of listing among other factors. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such distributions.

Fees Payable upon Termination of Advisory Agreement

Upon termination of the Advisory Agreement due to an internalization of our Advisor in connection with our conversion to a self-administered REIT, our Advisor will be paid a fee determined by negotiation between our Advisor and our independent directors. Upon our Advisor’s receipt of such compensation, our Advisor’s special limited partnership units will be redeemed and our Advisor will not be entitled to receive any further incentive distributions upon sale of our properties. For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Due to Affiliates

As of September 30, 2006, approximately $196,000 was payable to Triple Net Properties primarily for reimbursement of insurance premiums.

5.	Minority Interest

On January 10, 2006, our Advisor contributed $1,000 to our Operating Partnership for a 0.01% limited partnership interest. As of September 30, 2006 and January 10, 2006, we owned a 99.99% general partnership interest in our Operating Partnership and our Advisor owned a 0.01% limited partnership interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Stockholders’ Equity

Common Stock

On January 10, 2006, our Advisor purchased 22,223 shares of our common stock for total cash consideration of $200,007 and was admitted as our initial stockholder. On July 19, 2006, we granted 4,000 shares of restricted common stock to our independent directors. As such, as of September 30, 2006 and January 10, 2006, we had 26,223 and 22,223 shares, respectively, of common stock outstanding.

We are offering and selling to the public up to 100,000,000 shares of our $0.01 par value common stock for $10.00 per share and up to 5,000,000 shares of our $0.01 par value common stock to be issued pursuant to the DRIP at $9.50 per share. Our charter authorizes us to issue 300,000,000 shares of our common stock.

Common Stock Held in Escrow

In connection with our Offering, we received subscriptions of $1,379,000 for 138,384 shares of our common stock as of September 30, 2006. On October 5, 2006, we raised the minimum offering and the funds held in escrow were released to us.

Preferred Stock

Our charter authorizes us to issue 50,000,000 shares of our $0.01 par value preferred stock. No shares of preferred stock were issued and outstanding as of September 30, 2006 and January 10, 2006.

Distribution Reinvestment Plan

We adopted the DRIP that allows stockholders to purchase additional shares of common stock through reinvestment of distributions, subject to certain conditions. We registered and reserved 5,000,000 shares of common stock for sale pursuant to the DRIP in our Offering. No reinvestment of distributions were made for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006.

Share Repurchase Plan

Our board of directors has approved a share repurchase plan. On April 21, 2006, we received SEC exemptive relief from rules restricting issuer purchases during distributions. The share repurchase plan allows for share repurchases by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors. Funds for the repurchase of shares will come exclusively from the proceeds we receive from the sale of shares under the DRIP. No share repurchases were made for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006.

2006 Incentive Award Plan

Under the terms of the 2006 Incentive Award Plan, the aggregate number of shares of our common stock subject to options, restricted common stock awards, stock purchase rights, stock appreciation rights or other awards will be no more than 2,000,000 shares.

On July 19, 2006, we granted 4,000 shares of restricted common stock, as defined in the 2006 Incentive Award Plan, to our independent directors under the 2006 Incentive Award Plan, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of the grant. The fair value of each share of restricted common stock was estimated at the date of grant at $10.00 per share and is amortized on a straight-line basis. Shares of restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. We recognized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation expense of approximately $10,000 related to the shares of restricted common stock grants for the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, which is included in general and administrative on our accompanying consolidated statements of operations. Shares of restricted common stock have full voting rights and rights to dividends.

As of September 30, 2006, there was approximately $30,000 of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested restricted shares of common stock. The expense is expected to be realized over a weighted average period of four years.

A summary of the status of our restricted shares of common stock as of September 30, 2006, and changes for the period from January 10, 2006 (Date of Inception) through September 30, 2006, is presented below:

		Weighted
	Restricted	Average
	Common	Grant Date
	Stock	Fair Value

Balance — January 10, 2006	—
Granted	4,000	$10.00
Vested	(800)	$10.00
Forfeited	—

Balance — September 30, 2006	3,200	$10.00

7.	Special Limited Partner Interest

Upon termination of the Advisory Agreement in connection with any event other than the listing of our shares on a national securities exchange or a national market system or the internalization of our Advisor in connection with our conversion to a self-administered REIT, our Advisor’s special limited partnership interest may be redeemed by us (as the general partner of our Operating Partnership) for a redemption price equal to the amount of the incentive distribution that our Advisor would have received upon property sales if our Operating Partnership immediately sold all of its properties for their fair market value. Such incentive distribution is payable in cash or in shares of our common stock or in units of limited partnership interest in our Operating Partnership, if agreed to by us and our Advisor, except that our Advisor is not permitted to elect to receive shares of our common stock to the extent that doing so would cause us to fail to qualify as a REIT.

8.	General and Administrative Expenses

For the three months ended September 30, 2006 and for the period from January 10, 2006 (Date of Inception) through September 30, 2006, general and administrative expenses of approximately $71,000, consisted of insurance premiums for directors’ and officers’ liability insurance of $38,000, directors’ fees of $23,000 and restricted common stock compensation of $10,000.

Such expenses are subject to the operating expense reimbursement obligation of our Advisor as discussed in Note 4, Related Party Transactions — Operating Expenses.

9.	Subsequent Events

Status of Offering

As of October 5, 2006, we received and accepted subscriptions for 204,107 shares of common stock, or $2,037,000, thereby exceeding the minimum offering. Having raised the minimum offering, the Offering proceeds were released by the escrow agent to us and are available for acquisition of properties and other

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purposes disclosed in our Prospectus. As of November 8, 2006, we received and accepted subscriptions in our Offering for 799,495 shares of common stock, or $7,980,000.

Line of Credit

On October 31, 2006, we entered into a credit agreement, or the Credit Agreement, with Wachovia Bank, National Association, or Wachovia, to obtain a secured revolving line of credit with a maximum borrowing amount of $75,000,000 which matures on October 31, 2009 and may be increased to $200,000,000 subject to the terms of the Credit Agreement, or the line of credit. Advances under the line of credit: (1) are made for the purchase of properties and collateralized by the related property; (2) bear initial interest at our choice of (a) a base rate loan, at the greater of Prime Rate plus 0.50% per annum or the Federal Funds Rate plus 1.00% per annum, or (b) a LIBOR loan at LIBOR plus 1.50% per annum; and (3) require interest only payments on a monthly basis. To the extent that a portion of the line of credit commitment is not used, the Credit Agreement provides for a nonuse fee equal to 0.25% of the unused portion if less than 50.0% of the line of credit commitment is used or 0.125% of the unused portion if 50.0% or greater of the line of credit commitment is used. The line of credit has an initial term of three years with the option to extend for one year in exchange for the payment of an extension fee equal to 0.20% of the total commitment amount under the line of credit. Properties financed by borrowings under this line of credit are required to meet certain minimum loan to value, fixed charge coverage, debt service coverage and other customary requirements on a combined basis. On and after May 31, 2007, the line of credit must be secured by no less than three properties with an aggregate value of $75,000,000.

On October 31, 2006, we entered into a credit agreement, or the Mezzanine Credit Agreement, with Wachovia to obtain a mezzanine secured revolving line of credit with a maximum borrowing amount of $15,000,000 which matures on October 31, 2009, or the mezzanine line of credit. Advances under the mezzanine line of credit: (1) are made for the purchase of properties and collateralized by the related property; (2) bear interest at our choice of (a) a base rate loan, at the greater of Prime Rate plus 5.00% per annum for the first 120 days, increasing to 9.00% per annum thereafter or the Federal Funds Rate plus 5.50% per annum for the first 120 days, increasing to 9.50% per annum thereafter, or (b) a LIBOR loan at the LIBOR plus 6.00% per annum for the first 120 days, increasing to 10.00% per annum thereafter; and (3) require interest only payments on a monthly basis. To the extent that a portion of the mezzanine line of credit commitment is not used, the Mezzanine Credit Agreement provides for a nonuse fee equal to 0.75% of the unused portion if less than 50.0% of the mezzanine line of credit commitment is used or 0.50% of the unused portion if 50.0% or greater of the mezzanine line of credit commitment is used. The mezzanine line of credit has a term of three years. Properties financed by borrowings under this mezzanine line of credit are required to meet certain minimum loan to value, fixed charge coverage, debt service coverage and other customary requirements on a combined basis. At maturity or upon prepayment of each mezzanine note, we must pay an exit fee of 1.75% of each mezzanine note outstanding. Each mezzanine note is prepayable for the first 120 days after the closing of the mezzanine note, and is not prepayable after the first 120 days until the maturity date of the mezzanine note. To the extent a mezzanine note is prepayable, the proceeds of our Offering must be used to pay down outstanding amounts under the mezzanine note.

On October 31, 2006, we obtained a waiver of certain covenants contained in the Credit Agreement and Mezzanine Credit Agreement from Wachovia. The covenants were related to our non-compliance with certain debt to total asset value ratios, fixed charge coverage ratios and the implied debt service coverage ratios, or collectively the financial covenants, arising from our limited operations as of October 31, 2006. Wachovia waived compliance with the financial covenants through the period ending December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property Acquisition

On October 31, 2006, through our wholly-owned subsidiary, Apartment REIT Walker Ranch L.P., we purchased the Walker Ranch property in San Antonio, Texas, from an unaffiliated third party for a purchase price of $30,750,000. The Walker Ranch property is a 325-unit class A apartment property which consists of seventeen-buildings. As of October 31, 2006, the property is approximately 98.2% leased. We financed the purchase price with approximately $22,120,000 in borrowings under the line of credit and approximately $4,740,000 in borrowings under the mezzanine line of credit with Wachovia. The balance of the purchase price was provided for with funds raised through our Offering. We incurred an acquisition fee to Realty of $923,000, or 3.0% of the purchase price.

Distribution

On November 1, 2006, our board of directors declared a 6.0% per annum distribution to stockholders of record as of November 1, 2006, one business day following the close of the acquisition of the Walker Ranch property. We anticipate paying the distribution during the second week of December 2006.